 Exhibit (a)(1)(v)
Offer to Purchase for Cash
by
Truett-Hurst, Inc.
Up to 1,000,000 Shares of Its Class A Common Stock
at a Cash Purchase Price of  $2.40 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 11, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

January 14, 2019
To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated January 14, 2019 (the “Offer to Purchase”), and related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Truett-Hurst, Inc., a Delaware corporation (“Truett-Hurst”), to purchase for cash up to 1,000,000 shares of its Class A common stock, $0.001 par value per share (the “Shares”), including Shares issued upon exchange of limited liability company interests of H.D.D., LLC (the “LLC” and such limited liability company interests, the “LLC Units”), at a price of  $2.40 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.
Upon the terms and subject to the conditions of the Offer, if up to 1,000,000 Shares are properly tendered and not properly withdrawn, Truett-Hurst will buy all Shares properly tendered and not properly withdrawn. Only Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased in the Offer, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. Truett-Hurst reserves the right, in its sole discretion, to change the per Share purchase price and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, Truett-Hurst may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.
Truett-Hurst reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.
On the terms and subject to the conditions of the Offer, if more than 1,000,000 Shares (or such greater number of Shares as Truett-Hurst may choose to purchase, subject to applicable law), have been properly tendered and not properly withdrawn before the Expiration Date, Truett-Hurst will purchase properly tendered Shares (including Shares issued upon exchange of LLC Units) on the basis set forth below:
•
first, it will purchase all Odd Lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference); and

•
second, after purchasing all the Odd Lots that were properly tendered, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, it will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered (including Shares issued upon exchange of LLC Units) by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased. See Section 1, Section 3 and Section 5 of the Offer to Purchase.
The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.
We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.
Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.
You may tender your Shares at a price of  $2.40 per Share, as indicated in the attached Instruction Form, to you in cash, less any applicable withholding taxes and without interest.

2.
You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.
The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on February 11, 2019, unless Truett-Hurst extends the Offer.

4.
The Offer is for up to 1,000,000 Shares. Truett-Hurst could purchase 1,000,000 Shares if the Offer is fully subscribed, which would represent approximately 22% of our issued and outstanding Shares and 14% of its issued and outstanding Shares (including Shares issuable upon exchange of LLC Units) as of January 7, 2019.

5.
Tendering stockholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Truett-Hurst, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Truett-Hurst’s purchase of Shares under the Offer.

6.
If you wish to tender Shares issuable upon exchange of LLC Units, you must submit a separate Letter of Transmittal, pursuant to which you will be deemed to have exchanged such LLC Units into Shares, subject to acceptance by Truett-Hurst of such Shares in the Offer, immediately prior to the Expiration Date and pursuant to the terms of the Exchange Agreement, dated as of June 19, 2013, by and among the Company and holders of the LLC Units (the “Exchange Agreement”), and the Third Amended and Restated Operating Agreement of the LLC, dated as of June 19, 2013 (the “LLC Agreement”).

7.
If you wish to condition your tender upon the purchase of all Shares tendered or upon Truett-Hurst’s purchase of a specified minimum number of the Shares which you tender, you may elect to do so. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

8.
If you are an Odd Lot Holder (as such term is defined in the Offer to Purchase) and you instruct us to tender on your behalf all of the Shares that you own prior to the Expiration Date, and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such Shares for payment before any proration of the purchase of other tendered Shares.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 11, 2019, UNLESS THE OFFER IS EXTENDED.
If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.
The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares of Truett-Hurst. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of Truett-Hurst residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM
The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 14, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Truett-Hurst, Inc., a Delaware corporation (“Truett-Hurst”), to purchase for cash up to 1,000,000 shares of its Class A common stock, $0.001 par value per share (the “Shares”), including Shares issued upon exchange of limited liability company interests of H.D.D., LLC, at a price of  $2.40 per Share, to the seller in cash, less any applicable withholding taxes and without interest.
The undersigned hereby instruct(s) you to tender to Truett-Hurst the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, upon the terms and subject to the conditions of the Offer.
Aggregate Number Of Shares To Be Tendered
By You For The Account Of The Undersigned:   Shares.
ODD LOTS (See Instruction 13 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, holders of a total of fewer than 100 Shares (including those issuable upon exchange of LLC Units) may have their Shares accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares (including those issuable upon exchange of LLC Units) in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. Accordingly, this section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth on the signature page hereto, and who continues to own, beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 Shares (including those issuable upon exchange of LLC Units). The undersigned either (check one box):

☐ is the beneficial or record owner of an aggregate of fewer than 100 Shares (including those issuable upon exchange of LLC Units), all of which are being tendered; or

☐
is a broker, dealer, commercial bank, trust company or other nominee that (i) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder and (ii) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares (including those issuable upon exchange of LLC Units) and is tendering all of such Shares.

CONDITIONAL TENDER (See Instruction 12 of the Letter of Transmittal)
As described in Section 6 of the Offer to Purchase, a tendering stockholder may condition his, her or its tender of Shares upon the Company purchasing all or a specified minimum number of the Shares tendered. Unless at least the minimum number of Shares you indicate below is purchased by the Company pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. Stockholders should note that the treatment of the consideration they receive for tendered Shares as either (i) consideration received in a sale or exchange of tendered Shares or (ii) a distribution with respect to such Shares may be affected by the percentage of their total Shares that are purchased. It is the tendering stockholder’s responsibility to calculate the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors before completing this section. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares. Unless this box has been checked and a minimum number of Shares specified, your tender will be deemed unconditional.

☐ The minimum number of Securities that must be purchased from me/us, if any are purchased from me/us, is: Shares (including those issuable upon exchange of LLC Units).
If, because of proration, the minimum number of Shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his, her or its Shares and checked this box:
☐ The tendered Shares represent all Shares held by the undersigned (including those issuable upon exchange of LLC Units).
The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The SPECIAL COMMITTEE OF TRUETT-HURST’s Board, COMPRISED OF INDEPENDENT DIRECTORS, believes that the Offer taken as a whole is procedurally and substantively fair to truett-hurst’s STOCKHOLDERS, INCLUDING the unaffiliated STOCKholders of the Company. THIS DETERMINATION WAS BASED ON SEVERAL FACTORS, INCLUDING THE Fairness OPINION OF mht Securities lp (“MHT”). HOWEVER, NONE OF Truett-hurst, THE MEMBERS OF ITS BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, D.F. King & Co., Inc., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR American Stock Transfer & Trust Company, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER truett-hurst NOR ANY MEMBER OF its BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING truett-hurst’s REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
SIGNATURE
Signature(s) (Please Print)
Name(s) (Please Print)
Taxpayer Identification or Social Security No.:
Address(es) (Include Zip Code)
Phone Number (including Area Code)
Date: , 2019